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FORM 4                                                                                                          OMB APPROVAL
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                                             U.S. SECURITIES AND EXCHANGE COMMISSION                    OMB Number:        3235-0287
[ ] Check this box if no                              Washington, D.C. 20549                            Expires:  September 30, 1998
    longer subject to                                                                                   Estimated average burden
    Section 16.  Form 4                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  hours per response.......0.5
    or Form 5 obligations                                                                               ----------------------------
    may continue.             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    See Instruction 1(b).       Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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
1. Name and Address of Reporting Person*      2. Issuer Name and Ticker                 6. Relationship of Reporting Person to
                                                 or Trading Symbol                         Issuer (Check all applicable)
                                               Pacific Aerospace & Electronics, Inc.
       Gerde         Nick             A.       (PCTH) (successor to PCT Holdings, Inc.)          Director             10% Owner
   -----------------------------------------  ----------------------------------------       ---                  ---
       (Last)       (First)        (Middle)     IRS or Social     4. Statement for            X  Officer (give        Other (specify
                                                Security Number      Month/Year              ---          title   ---        below)
                                                of Reporting                                              below)
             434 Olds Station Road              Person                   5/96                    Vice President, Finance &
   -----------------------------------------    (Voluntary)                                        Chief Financial Officer
                    (Street)                                                                 ---------------------------------------
                                                                  -------------------  ---------------------------------------------
                                                                  5. If Amendment,     7. Individual or Joint/Group Filing (Check
     Wenatchee        WA             98801                           Date of Original     Applicable Line)
   -----------------------------------------                         (Month/Year)          X  Form fled by One Reporting Person
       (City)       (State)          (Zip)                                                ---
                                                                                              Form filed by More than One Reporting
                                                                                          --- Person
                                             ---------------------------------------------------------------------------------------
                                                TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1. Title of Security            2. Transaction   3. Transaction   4. Securities Acquired   5. Amount of    6. Owner-   7. Nature
   (Instr. 3)                      Date             Code             (A) or Disposed of       Securities      ship        of In-
                                   (Month/Day/      (Instr. 8)       (D)                      Beneficially    Form:       direct
                                    Year)                            (Instr. 3, 4 and 5)      Owned at        Direct      Bene-
                                                -------------------------------------------   End of Month    (D) or      ficial
                                                                              (A)             (Instr. 3       Indirect    Owner-
                                                    Code   V         Amount    or    Price     and 4)         (I)         ship
                                                                              (D)                             (Instr. 4)  (Instr. 4)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                                                              (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (7-96)
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FORM 4 (continued)
                      TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (e.g., puts, calls, warrants, options, convertible securities)
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
1.Title of Deriv-  2.Conver-   3.Trans-   4.Trans-   5.Number   6.Date Ex-   7.Title and   8.Price   9.Number   10.Owner-  11.Nature
  ative Security     sion        action     action     of Der-    ercisable    Amount of     of        of          ship       of
  (Instr. 3)         or Ex-      Date       Code       ivative    and Expir-   Underlying    Deriv-    Deriv-      Form of    Indir-
                     ercise      (Month/    (Instr.    Secur-     ation Date   Securities    ative     ative       Deriv-     ect
                     Price of     Day/       8)        ities      (Month/      (Instr. 3     Secur-    Secur-      ative      Bene-
                     Deriv-       Year)                Acquired    Day/         and 4)       ity       ities       Secur-     ficial
                     ative                             (A) or      Year)                     (Instr.   Bene-       ity:       Owner-
                     Secur-                            Disposed                               5)       ficially    Direct     ship
                     ity                               of (D)                                          Owned       (D) or     (In-
                                                       (Instr.                                         at End      Indirect    str.
                                                        3, 4,   ---------------------------            of Month    (I)         4)
                                                        and 5)  Date  Expi-   Title  Amount            (Instr. 4)  (Instr. 4)
                                          ----------------------Exer- ration         or No.
                                          Code   V   (A)  (D)   cis-  Date           of
                                                                able                 Shares
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Employee Stock       $2.00     5/30/96    D(1)           8,333  11/28  11/28  Common  8,333    n/a       -0-          D
Options (right                                                   /95    /05   Stock
to buy)
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Employee Stock       $4.875    5/30/96    A(2)      8,333       11/25  11/28  Common  8,333    n/a      8,333         D
Options (right                                                  /95(2)  /05   Stock
to buy)
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Explanation of Responses:

(1) Cancellation of option in connection with grant of replacement option.
(2) The reported transaction involved the repricing of an existing option which originally was granted on 11/28/95 and was fully vested and exercisable as of that date.

    ** Intentional misstatements or omissions of facts                     /s/ NICK A. GERDE                    June 9, 1997
       constitute Federal Criminal Violations.                  ----------------------------------------  --------------------------
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                     **Signature of Reporting Person                Date

 Note: File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not                          Page 2
required to respond unless the form displays a current valid OMB number.                                             SEC 1474 (7-96)
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